EXHIBIT 14



              OUR COMMITMENT TO LEGAL AND ETHICAL BUSINESS CONDUCT

I BELIEVE SENTRY TECHNOLOGY TO BE A SPECIAL COMPANY, A COMPANY OF PEOPLE PROUD OF THEIR PAST AND EXCITED ABOUT THEIR FUTURE. ABOVE ALL, IT IS A COMPANY DEFINED BY THE CHARACTER AND INTEGRITY OF ITS PEOPLE. AS WE WORK TO SERVE OUR CUSTOMERS, TO BUILD STRONG TECHNOLOGY AND PRODUCT POSITIONS, AND TO INNOVATE AND CREATE, WE MUST ALWAYS KEEP PARAMOUNT IN OUR MINDS THE IMPORTANCE OF ADVANCING OUR OUTSTANDING REPUTATION THROUGH OUR PERSONAL INTEGRITY, OUR SHARED VALUES AND THROUGH OUR CONSISTENTLY ETHICAL AND HONEST BUSINESS CONDUCT.


THOSE CONCEPTS ARE STATED CLEARLY AS OUR CORPORATE VALUES:
-  ACT WITH UNCOMPROMISING HONESTY AND INTEGRITY IN EVERYTHING WE DO;
- SATISFY OUR CUSTOMERS WITH INNOVATIVE TECHNOLOGY AND SUPERIOR QUALITY, VALUE AND SERVICE;
-  PROVIDE OUR INVESTORS AN ATTRACTIVE RETURN THROUGH SUSTAINABLE GROWTH;
-  RESPECT OUR SOCIAL AND PHYSICAL ENVIRONMENT;
-  VALUE AND DEVELOP OUR EMPLOYEES' DIVERSE TALENTS, INITIATIVE AND LEADERSHIP

I KNOW THAT YOU WILL CONTINUE TO APPLY THESE VALUES AS THE BASIS FOR YOUR EVERYDAY BEHAVIOR AND DECISION-MAKING. IN ADDITION, YOUR ONGOING ATTENTION AND ADHERENCE TO THE COMPANY'S BUSINESS CODE OF ETHICS IS ESSENTIAL TO OUR SUCCESS.

AS WE WORK TOGETHER TO BUILD A STRONG FUTURE, WE WILL ALL CONTINUE TO LIVE OUR VALUES, AND APPLY THE HIGH STANDARDS EMBODIED IN THE SENTRY TECHNOLOGY CODE OF ETHICS EVERY DAY AND ALL OF THE TIME.

SINCERELY,



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       CODE OF ETHICS FOR SENTRY TECHNOLOGY CORPORATION AND SUBSIDIARIES


General Philosophy
------------------

Sentry Technology Corporation and its subsidiaries (the "Company") are committed to conducting business in an ethical and legal manner and our directors, officers, employees, agents and representatives are expected to act in accordance with the highest ethical and legal standards in all aspects of their business activities. Consistent with this commitment, the Company has established a Code of Ethics. The Code of Ethics is set forth in this [manual] and you have been asked to sign [the last page] of the Code to acknowledge that you have received a copy of it and agree to comply with it.

The Code sets forth some of the core principles and standards of conduct by which the Company operates and conducts its business with customers, vendors, shareholders and with each other. All of the Company's directors, officers and employees and others acting on the Company's behalf must comply with the principles and standards of conduct that embody the Code of Ethics as well as applicable laws and regulations that affect our business. Failure to comply with the Code of Ethics or applicable law may result in disciplinary action, up to and including termination of employment, as well as the imposition of civil and criminal penalties against employees as well as the Company.

The Code of Ethics is a valuable resource to help guide you to make prudent business decisions. Questions concerning the Code of Ethics should be addressed to Robert D. Furst, Jr., a member of the Company's Board of Directors. Mr. Furst will, to the extent feasible and appropriate, keep such questions and
comments confidential.   Mr. Furst is reachable as follows:

Address:  Mr. Robert D. Furst, Jr.
          Alternative Strategy Advisors
          601 Carlson Parkway
          Suite 610
          Minnetonka, MN 55305

Fax #:          952-847-2451


Guiding Principles and Standards of Conduct
-------------------------------------------

COMPLIANCE WITH LAWS

All directors, officers and employees of the Company are expected to understand, respect and comply with all of the laws, rules and regulations of federal, state and local governments and appropriate regulatory agencies and the policies and procedures of the Company that apply to them in their position with the Company. Employees are responsible for talking to their supervisor to determine which laws, rules, regulations, policies and procedures apply to their position and what training is necessary to understand and comply with them.

The Company has suppliers, customers and competitors in every country in which we do business. Each of those many countries has laws that regulate how we interact with those groups as we conduct business. Because Sentry Technology Corporation is a United States company, many federal laws apply to our business operations around the world. At the same time, the Company is subject to laws in the various countries in which we do business. It is vitally important that we comply with all applicable laws and regulations that affect our global business operations. You should seek guidance from Company Director, Robert D. Furst, Jr., whenever you are unsure of your obligations in these complex areas.

CONFLICTS OF INTEREST

It is the Company's policy to conduct its business with the highest standards of integrity and in accordance with all applicable laws and regulations. All directors, officers and employees and others acting on behalf of the Company, therefor, must be free from conflicts of interest or apparent conflicts of interest that could adversely influence their judgment, objectivity or loyalty to the Company in conducting Company business activities and assignments. A "conflict of interest" exists whenever an individual's personal (including the individual's family and friends) interests interfere or reasonably appear to interfere with the interests of the Company. The Company recognizes that directors, officers and employees may take part in legitimate financial, business and other activities outside of their Company jobs, but any potential conflict of interest raised by those activities must be disclosed promptly to management.

It is imperative to avoid actions or relationships that might conflict or appear to conflict with job responsibilities or the interests of the Company. Management approval should be sought before engaging in outside activities, financial interests or relationships that may pose a real or potential conflict of interest. Management approval is subject to ongoing review and it is expected that management will be updated on any such involvement. Because a conflict of interest situation may not be readily identifiable, we encourage discussing the matter with Company Director, Robert D. Furst, Jr.

Any director, officer or employee who becomes aware of an actual or apparent conflict involving a director, officer or employee is required to promptly bring it to the attention of a supervisor, manager or other appropriate personnel.
Any director who becomes aware of an actual or apparent conflict involving themselves or another director should disclose the matter to the Board of Directors.


TAKING OF COMPANY OPPORTUNITY

Directors, officers and employees are prohibited from (a) taking for themselves personal opportunities that properly belong to the Company or are discovered through the use of corporate property, information or position; (b) using corporate property, information or position for personal gain; and (c) competing with the Company.


PROTECTION AND PROPER USE OF COMPANY ASSETS

All directors, officers and employees should protect the Company's intellectual property and other assets and ensure their efficient and proper use. Permitting the Company's property, including electronically transmitted and stored data and computer resources, to be damaged, lost or used in an unauthorized manner is strictly prohibited.

CONFIDENTIALITY OF INFORMATION

Directors, officers and employees must maintain the confidentiality of non-public information entrusted to them by the Company or its customers or vendors, except when disclosure is specifically authorized by applicable law, rule or regulation. Confidential information includes all non-public information that might be of use to competitors of the Company or harmful to the Company, its customers, vendors or employees if disclosed. If there is any doubt as to whether certain information is confidential, please contact Company Director, Robert D. Furst, Jr., [please treat the information as if it is confidential and do not disclose it].


FAIR DEALING

The Company seeks to outperform our competition fairly and honestly. We seek competitive advantages through superior performance, never through unethical or illegal business practices. As such, using another party's proprietary information, including trade secrets, without the appropriate party's consent, is prohibited.

Each director, officer and employee is expected to deal fairly with the Company's customers, vendors, competitors, officers and employees. No one may take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing.


BUSINESS GIFTS AND ENTERTAINMENT

The term "business gifts" in this policy includes business entertainment, as well as gift items. The giving of business gifts is a customary way to strengthen business relationships and, with some restrictions, is a lawful business practice. Company employees may give and receive appropriate, lawful business gifts in connection with their Company work with customers and other nongovernmental parties, provided that all such gifts are nominal in value and not given or received with the intent or prospect of influencing the recipient's business decision-making.

Special laws and rules apply to gifts to government employees and it is Company policy to strictly comply with all such restrictions. Local laws in the United States and around the world strictly limit gifts to government employees. These may be criminal acts, regardless of whether they are paid for with Company or personal funds.

Bribery is illegal and violates this policy. Company policy does not allow for corrupt practices in any form, including bribery.


PREPARATION AND RETENTION OF FINANCIAL RECORDS

All of the Company's books, records, accounts and financial statements must appropriately reflect the Company's transactions in accordance with generally accepted accounting principles and conform to applicable legal requirements and to the Company's system of internal controls as well as to its disclosure controls and procedures. Records should always be retained or destroyed according to applicable laws. Any questions concerning appropriate retention periods should be addressed to Company Director, Robert D. Furst, Jr.


SECURITIES TRADING AND INSIDER INFORMATION

It is unethical and illegal for a director, officer or employee to place a purchase or sell order or recommend that another person place a purchase or sale order in the stock of Sentry Technology Corporation when they have knowledge of material information concerning the Company that has not been disclosed to the public. In addition, it is unethical and illegal for a director, officer or employee to place a purchase or sell order or recommend that another person place a purchase or sell order in the securities of another corporation if they learn in the course of their employment or position as director of the Company, confidential information about the corporation that is likely to affect the value of those securities. Any questions concerning the propriety of participating in a Sentry Technology Corporation or another corporation stock or other security transaction should be directed to Company Director, Robert D. Furst, Jr.


REPORTING ILLEGAL OR UNETHICAL BEHAVIOR

This policy relates to the reporting of certain situations that do not involve accounting, auditing or other financial-related matters. Directors, officers and employees who reasonably suspect or know of violations or apparent violations of the Code of Ethics or other illegal or unethical business or workplace conduct, including actions or omissions to act, by directors, officers or employees, are required to promptly report (anonymously or otherwise) the violation or conduct to Company Director, Robert D. Furst, Jr. Such communications will be kept confidential to the extent feasible, subject to applicable law. Records of all investigations will be maintained in accordance with the Company's document retention policy. The Company will take all appropriate action in response to any complaints including, but not limited to, disciplinary action (up to and including termination) and reporting misconduct to the relevant civil or criminal authorities as required by law.


REPORTING ACCOUNTING, AUDITING AND FINANCIAL CONCERNS

Employees and others acting on the Company's behalf have a responsibility for the accuracy, thoroughness and timeliness of actual and forecasted financial information and for compliance with the Company's internal controls over financial reporting, disclosure controls and procedures, document retention and auditing policies. We ensure compliance with these policies through our internal and independent auditors, and by monitoring the integrity of our financial management and reporting systems.
Company employees having concerns or complaints regarding questionable accounting, auditing or financial reporting matters of the Company are requested to submit those concerns or complaints, on a confidential, anonymous basis, directly to Company Director, Robert D. Furst, Jr. Mr. Furst will follow up promptly on all credible allegations, with further investigation conducted if necessary. Mr. Furst will respect an employee's request for confidentiality and/or anonymity and will strive to keep the identity of other complainants as confidential as possible, consistent with the need to conduct an adequate review and investigation. Records of all investigations will be maintained in accordance with the Company's document retention policy. The Company will take all appropriate action in response to any complaints including, but not limited to, disciplinary action (up to and including termination) and reporting misconduct to the relevant civil or criminal authorities as required by law.


USE OF ELECTRONIC RESOURCES

Company electronic resources include, but are not limited to, computers, servers, databases, PDAs, telephones, wireless devices, e-mail systems, voice messaging systems and Internet connectivity. It also includes the use of non-Company-owned electronic resources storing or connecting to Company data. This policy applies whenever and wherever Company electronic resources are accessed.

The Company allows reasonable and limited personal use of its electronic resources by employees. Employee personal use must be occasional and brief, must not unduly burden the Company's resources and systems, must comply with all laws and Company policies, and must not interfere with normal business activities or the employee's ability to meet job expectations. In addition, employee personal use for outside commercial ventures, personal financial gain, political fundraising or other political purposes is prohibited.

The Company reserves the right to monitor or access employee communications or other materials created, received, stored, transmitted or processed using its electronic resources, at any time and without notice, where there is a business reason to do so and as permitted by law. For this reason, users of the Company's electronic resources should not have an expectation of privacy in e-mails, documents, files, voice files or other communications or materials created, received, stored, transmitted or processed using Company electronic resources, unless required by law.


NON-RETALIATION FOR REPORTING

The Company will not knowingly, with the intent to retaliate, take any action harmful to any person, including interference with lawful employment or livelihood, for reporting any matter in good faith pursuant to any of the Company's Policies or to law enforcement officers, governmental agencies or bodies, or persons with supervisory authority over the employee. Likewise, there will be no punishment or other retaliation for providing information regarding a complaint or other matter in good faith to, or otherwise assisting in any investigation regarding a complaint conducted by the Company, Mr. Furst, (in connection with the Reporting Accounting, Auditing and Financial Concerns), law enforcement officers, governmental agencies or bodies, or persons with supervisory authority over the employee. Finally, there will be no punishment or other retaliation for filing a complaint in good faith, or otherwise participating or assisting in a proceeding filed or about to be filed (with any knowledge of the Company) regarding any complaint. To help ensure that the Company acts lawfully and ethically, the Company encourages each employee to report concerns, complaints or other matters so long as the employee is acting in good faith. An individual who deliberately or maliciously provides false information may be subject to disciplinary action (up to and including termination).

                              CODE OF ETHICS
                              --------------
               ACKNOWLEDGEMENT OF RECEIPT AND AGREEMENT TO COMPLY

     I, ________________________, acknowledge that on ___________, 20___, I received a copy of the Code of Ethics for Sentry Technology Corporation and its subsidiaries. I acknowledge that I have read the Code of Ethics and agree that I will comply with its terms. I understand that if I have any questions concerning the Code of Ethics or applicable laws or regulations affecting Sentry Technology, that I will discuss such concerns with my supervisor, the head of Human Resources or otherwise as provided for in the Code of Ethics.

     I further agree that the Code of Ethics does not constitute, nor should it be construed to constitute, a contract of employment for a definite term, a guarantee of continued employment or any other contract or arrangement that is contrary to the Company's policy of at-will employment.


Acknowledged and Agreed:

By:     __________________________
Name:
Date: